EXHIBIT 99.1

NEWS RELEASE for October 11, 2004 at 7:30 AM EDT

Contact:	Allen & Caron Inc
Rene Caron (investors)
rene@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON NAMES BARRY G. STEELE CHIEF FINANCIAL OFFICER

DEARBORN, MI (October 11, 2004) . . . Amerigon Incorporated (Nasdaq:ARGN) today announced that it has hired automotive industry financial executive Barry G. Steele to be its Vice President Finance and Chief Financial Officer, effective immediately. Steele, 34, will report directly to President and CEO Daniel R. Coker and be responsible for managing the Company’s finance, accounting and administrative functions. He replaces William J. Wills, 56, who has resigned to pursue other business opportunities.

Steele joins Amerigon after more than 12 years of automotive industry and public accounting experience, which includes seven years of serving in a number of senior financial management positions for Sterling Heights, MI-based Advanced Accessory Systems, LLC, a global supplier of specialty accessories to the OEM and aftermarket segments of the automotive industry.

“Barry brings a wealth of experience and solid automotive industry credentials to the Amerigon management team,” Coker said. “His financial management and leadership skills, working knowledge of public company reporting and regulatory requirements, and experience interacting with the financial community make him an ideal fit for this important position.

“His background and professional expertise will play a key role in helping us plan and manage our business as we grow over the next few years,” Coker added.

From September 1997 until joining Amerigon, Steele was with Advanced Accessory Systems, LLC, where his most recent position was Vice President of Finance and Chief Accounting Officer. In addition to managing the financial accounting, reporting, tax planning and regulatory functions of Advanced Accessory, he co-chaired its implementation committee for compliance with Rule 404 of the Sarbanes-Oxley Act. He also served as Chief Financial Officer for two years where he was responsible for all treasury functions, completed two separate public financings and negotiated the financial terms of the sale of Advanced Accessory to a large private equity firm. In addition, Steele held a number of increasingly responsible positions including serving as Treasurer and Controller.

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AMERIGON NAMES BARRY G. STEELE CHIEF FINANCIAL OFFICER

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Steele was with Price Waterhouse LLP from January 1993 to September 1997, where his last position was that of Senior Accountant. In that role, he worked in the business advisory group, primarily performing audit, due diligence and related services. He was responsible for a number of public and private company clients, including Kmart Corporation, Dana Corporation and La-Z-Boy Chair Company.

Steele graduated Summa Cum Laude from Hillsdale College in Hillsdale, MI earning a Bachelor of Science degree in Business Administration with a major in Accounting. He lives with his family in Commerce, MI.

About Amerigon

Amerigon designs, develops and markets its proprietary Climate Control Seat™ (CCS™) products for sale to automotive and truck original equipment manufacturers (OEMs). CCS enhances individual driver and passenger comfort in virtually all climatic conditions by providing cooling and heating to seat occupants, as desired, through an active thermoelectric-based temperature management system. Amerigon’s subsidiary, BSST, is developing products using its proprietary, high-efficiency thermoelectric devices (TED). It has development contracts with industry leading partners to expand the market for TED-based automotive and non-automotive products. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, necessary additional financing may be unavailable, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to the Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-QSB for the period ending June 30, 2004 and its Form 10-K for the year ended December 31, 2003.

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